UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2026

ARRAY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39613	83-2747826
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 Midway Place NE

Albuquerque, New Mexico 87109

(Address of Principal Executive Offices, and Zip Code)

(505) 881-7567

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	ARRY	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2026, the Board of Directors (the “Board”) of Array Technologies, Inc. (the “Company”) increased the size of the Board from eight to ten directors effective March 19, 2026 by adding a Class I directorship and a Class II directorship, and appointed each of Emily Cohen and Carolyne Murff (together, the “Director Appointees”) as independent directors of the Company, effective immediately. Ms. Murff was appointed as a Class I director, to fill the Class I directorship vacancy resulting from the increase of the size of the Board, with a term expiring at the Company’s 2027 Annual Meeting of Stockholders, and Ms. Cohen was appointed as a Class II director, to fill the Class II directorship vacancy resulting from the increase of the size of the Board, with a term expiring at the Company’s 2028 Annual Meeting of Stockholders, and in each case, until her successor shall be elected and qualified. The Board determined that each of the Director Appointees satisfied the independence requirements set forth in the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) and the applicable requirements of the Securities and Exchange Commission (the “SEC”) and that Ms. Murff satisfied the additional independence criteria and financial literacy requirements for directors eligible to serve on audit committees set forth in the Nasdaq listing rules and SEC rules. Ms. Murff was appointed to serve as a member of the Audit Committee of the Board. Ms. Cohen was appointed to serve as a member of the Nominating and Corporate Governance Committee of the Board.

Each of the Director Appointees will participate in the Company’s standard non-employee director compensation program, as described in the Company’s proxy statement filed with the SEC on April 8, 2025, for their Board and committee service, which is comprised of an annual cash retainer for service on the Board and an annual equity retainer. The annual cash retainer is paid in quarterly installments, pro-rated for any partial year of service. The annual equity retainer is paid at the time of our Annual Meeting of Stockholders in the form of restricted stock units that vest in full on the first anniversary of the grant date, subject to continued service on the Board through the vesting date.

The Company intends to enter into an Indemnification Agreement with each of the Director Appointees. The form of Indemnification Agreement was previously filed with the SEC on October 8, 2020 as Exhibit 10.11 to the Company’s Registration Statement on Form S-1/A (Registration No. 333-248969) and is incorporated herein by reference. There are no family relationships between either of the Director Appointees and any current director or officer of the Company. The Company has been involved in the following proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K:

Ms. Cohen serves as an executive officer of, and owns securities in, Valley of Fire Solar, LLC (“VOF”), which has an ownership interest in the Gemini solar project. The Company has proposed to provide certain commercial offerings to the Gemini solar project for approximately $2.2 million.

Item 7.01	Regulation FD Disclosure.

On March 19, 2026, the Company issued a press release announcing the appointment of the Director Appointees to the Board. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release from Array Technologies, Inc. dated March 19, 2026

104	Cover page interactive data file (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Array Technologies, Inc.

Date: March 19, 2026	By:	/s/ Gina K. Gunning
Name: Gina K. Gunning
Title: Chief Legal Officer and Corporate Secretary